Exhibit 14

MOBIV ACQUISITION CORP

CODE OF ETHICS AND BUSINESS CONDUCT

June     , 2022

1.	Introduction

The Board of Directors (the “Board”) of Mobiv Acquisition Corp (the “Company”) has adopted this code of ethics and business conduct (this “Code”), as amended from time to time by the Board, and which is applicable to all of the Company’s directors, officers and employees (to the extent that employees are hired in the future) to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

In addition to following this Code in all aspects of business activities, the Company’s directors, officers and employees are expected to seek guidance in any situation where there is a question regarding compliance issues, whether with the letter or the spirit of the Company’s policies and applicable laws. Cooperation with this Code is essential to the continued success of the Company’s business and the cultivation and maintenance of its reputation as a good corporate citizen. Misconduct is never justified, even where sanctioned or ordered by an officer or other individual in a position of higher management. No individual, regardless of stature or position, can authorize actions that are illegal, or that jeopardize or violate Company standards. This Code sets forth general principles of conduct and ethics and is intended to work in conjunction with the policies and procedures that are covered in the Company’s specific policy statements.

Nothing in this Code prohibits the Company’s directors, officers or employees from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation. No prior authorization from the Company is needed to make any such reports or disclosures and there is no duty to notify the Company that any such reports or disclosures have been made. The Company has a no-tolerance policy for retaliation against persons who raise good faith compliance, ethics or related issues.

This Code may be amended and modified by the Board. In this Code, references to the “Company” mean Mobiv Acquisition Corp. and, in appropriate context, the Company’s subsidiaries, if any.

2.	Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to violations of laws or regulations, unscrupulous dealings or to personal gain and advantage.

Each person must:

a.	act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

b.	observe all applicable governmental laws, rules and regulations;

c.

comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

d.	adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

e.	deal fairly with the Company’s customers, suppliers, competitors, employees and independent contractors;

f.	refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

g.	protect the assets of the Company and ensure their proper use;

h.

until the earliest of (i) the Company’s initial business combination (as such is defined in the Company’s initial registration statement filed with the SEC), (ii) the Company’s liquidation, or (iii) such time that such person ceases to be an officer or director of the Company, in each case, to first present to the Company for the Company’s consideration, prior to presentation to any other entity, any business opportunity, but only if such opportunity is suitable for the Company, subject to the Company’s certificate of incorporation and bylaws in effect at such time and subject to any other fiduciary or contractual obligations such officer or director may have; and

i.

avoid actual or apparent conflicts between personal, private interests and the interests of the Company, wherever possible, including receiving improper personal benefits as a result of his or her position, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative.

Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any supplier or customer;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as a third party would buy or sell a comparable item in an arm’s-length transaction;

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

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any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes, or even appears to interfere, with the interests of the Company as a whole.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest shall be disclosed to the Board.

3.	Confidentiality

The Company’s directors, officers and employees must maintain and protect the confidentiality of information entrusted to them by the Company, or that otherwise comes into their possession, while carrying out their duties and responsibilities, except when disclosure is authorized by the Company or legally mandated.

Confidential information encompasses all non-public information (including, for example, “inside information” or information that third-parties have entrusted to the Company) that may be of use to competitors, or may otherwise be harmful to the Company or its key stakeholders, if disclosed. Financial information is of special sensitivity and should under all circumstances be considered confidential, except where its disclosure is approved by the Company or when the information has been publicly disseminated.

4.	Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

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not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and the Chief Executive Officer and the Chief Financial Officer of each subsidiary of the Company (or persons performing similar functions), if any, and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.	Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

6.	Reporting and Accountability

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Board promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:

•	Notify the Board promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:

•	The Board will take all appropriate action to investigate any breaches reported to it.

•

Upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

7.	Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8-K filed with the SEC. In lieu of filing a Current Report on Form 8-K to report any such waivers or amendments, the Company may provide such information on its website, in the event that it establishes one in the future, and if it keeps such information on the website for at least 12 months and discloses the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Board. All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

8.	Insider Information and Securities Trading

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for security trading purposes or for any purpose unrelated to the Company’s business. It is also against the law to trade or to “tip” others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company securities, options in the Company securities or the securities of any Company supplier, customer, competitor or potential target is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, non-public information about other companies (including, for example, the Company’s customers, competitors, potential business partners and potential targets). In addition to directors, officers or employees, these rules apply to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home.

9.	Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

Any and all reports received by the Company of questionable accounting, violations of internal accounting controls, or any other auditing or financial matters, or the reporting of fraudulent financial information or other questionable conduct that are submitted to an officer of the Company will be handled as follows:

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All reports received will be logged and include, among other things: (1) the date the report was received, (2) a description of the report, (3) the reporting party (if provided), and (4) the status and disposition of an investigation of the report.

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The Vice President and Secretary of the Company will promptly submit to the Audit Committee of the Board (the “Audit Committee”) all reports received. The Audit Committee shall direct and oversee an investigation of all reports as it determines to be appropriate. The Audit Committee may also delegate the oversight and investigation of reports to the appropriate members of the Company’s management. The Audit Committee may request special treatment for any report and may re-assume the direction and oversight of an investigation of any report delegated to members of our management.

10.	Improper Influence on Conduct of Audits

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of the Company’s directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

•	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

•	Providing an auditor with an inaccurate or misleading legal analysis;

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

•	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

•	Blackmailing; and

•	Making physical threats.

11.	Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). Directors, officers, employees and agents, such as third party sales representatives, shall not take or cause to be taken any action that would reasonably result in the Company not complying with such anti-corruption laws, including the FCPA. If you are authorized to engage agents on the Company’s behalf, you are responsible for ensuring they are reputable and for obtaining a written agreement for them to uphold the Company’s standards in this area. The Company will comply with the Policy Statement Regarding Compliance and Ethics attached hereto as Schedule A.

12.	Violations

The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any director, officer or employee who violates this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

13.	Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

14.	Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Board, or such other compliance officer as shall be designated from time to time by the Company.

Schedule A

POLICY STATEMENT REGARDING COMPLIANCE & ETHICS

I.	Introduction

Mobiv Acquisition Corp. (the “Company”) is committed to the highest ethical standards, and expects the same of its directors, officers and employees (to the extent that employees are hired in the future), Third Party (as defined below) representatives, and joint venture partners. Consistent with this commitment, all Company employees are expected to understand and comply with all applicable laws, rules, and regulations applicable to their job responsibilities at the Company.

This Policy Statement sets forth the Company’s general requirements and expectations relating to several key areas of business conduct and ethics. At the same time, this Policy Statement is not intended to be a comprehensive rulebook and cannot address every situation that a Company director, officer and employee (to the extent that employees are hired in the future) may face. If any Company director, officer or employee (to the extent that employees are hired in the future) feels uncomfortable about a situation or has any doubts about whether a situation or course of conduct is consistent with the Company’s ethical standards, such individuals are advised to seek help from the Company’s Chief Financial Officer.

II.	Compliance with All Laws Including Bribery and Other Corrupt Payments Laws

The Company shall comply with all applicable laws, including applicable laws governing bribery, extortion, kickbacks, and the giving or receiving of gifts or hospitality to “Government Officials.”1 Consistent with this commitment, Company directors, officers or employees (to the extent that employees are hired in the future) are prohibited from offering, promising, giving, soliciting, accepting or authorizing another to offer, promise, give, solicit or accept anything of value, either directly or indirectly, for the purpose of corruptly influencing the decision of any person, or to otherwise obtain or retain business or a business advantage in connection with the Company. This includes all local, state and federal corruption laws, as well as international laws such as the Foreign Corrupt Practices Act, to the extent the Company is conducting business outside of the United States.

III.	Facilitation Payments

It is the Company’s policy not to make or authorize anyone to make any small, unofficial payment to secure or expedite the performance of a routine or necessary action by a Government Official (a “Facilitation Payment”)2 in connection with the Company.

IV.	Gifts & Hospitality

The Company requires that all gifts and hospitality promised, offered or provided on behalf of the Company be reasonable, related to a legitimate business purpose, and lawful under applicable laws and regulations, including those relating to the nature and amount of gifts and hospitality that can be provided to Government Officials.

[1]

“Government Official” means: (i) any person who is an officer, officeholder, full or part-time employee or representative of: (1) a national, state, regional, provincial, city, county or other local government; (2) independent agencies of any government; or (3) state-owned businesses or state-controlled businesses (e.g., a representative of a sovereign wealth fund or public pension fund, an affiliate of a state-owned company owning distressed assets); (ii) political party officials and candidates for political office; and (iii) any employees of quasi-public or non-governmental international organizations (sometimes called “NGOs”).

[2]	A “Facilitation Payment” may take the form of any kind of advantage, and is not limited to cash or cash equivalents.

No Company employee or Third Party may offer, promise, give, solicit, accept or authorize another to offer, promise, give, solicit or accept any gift or hospitality for the purpose of corruptly influencing the decision of any person, or to otherwise obtain or retain business or a business advantage on behalf of the Company.

All gifts and hospitality are required to be approved by appropriate Company personnel before being provided to any external party, and shall be documented fairly and accurately in the Company’s books and records.

V.	Political and Charitable Contributions

It is the policy of the Company that its funds or assets not be used to make a political or charitable contribution,3 unless prior approval has been given by the Company’s Chief Financial Officer. The Company shall not reimburse any Company employee or Third Party for their own personal political or charitable contributions. When Company employees participate in private political affairs, those employees should be careful to make it clear that their views and actions are their own, and not made on behalf of the Company.

Company employees are prohibited from making or authorizing any person to make a political or charitable contribution on behalf of the Company for the purpose of corruptly influencing the decision of any person, or to otherwise obtain or retain business or a business advantage.

VI.	Relationships with Third Parties

The Company shall conduct reasonable commercial and risk-based due diligence on all third party vendors, suppliers, agents, representatives, and intermediaries (each a “Third Party” and collectively “Third Parties”) working on behalf of the Company.

All agreements with Third Parties relating to the Company shall be reduced to writing, accurately reflect the actual goods or services to be provided by the Third Party, and include appropriate anti-corruption compliance representations and warranties.

All payments to Third Parties made by or on behalf of the Company shall be made transparently, consistent with applicable written agreements, and reflected accurately in the Company’s books and records.

VII.	Discrimination & Harassment

Company employees shall not discriminate, harass, or authorize any discrimination or harassment on the basis of race, color, religion, sex, sexual orientation, gender identity or expression, age, disability, marital status, citizenship, genetic information, or any other characteristic protected by law.

The Company will not tolerate or authorize any unwelcome sexual advances, requests for sexual favors, or any other verbal or physical conduct of a sexual nature by any Company employee or Third Party in connection with the Company if and when: (i) submission to such conduct was made either explicitly or implicitly a term or condition of an individual’s employment; (ii) submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or (iii) such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile, or offensive working environment.

[3]

For purposes of this provision, the term “political contribution” refers to any contribution of something of value to an incumbent elected official, a candidate for elected office, a political party, a political committee, a political organization, a ballot measure committee, an inaugural committee, or a member of the transition team of a successful candidate. The term “charitable contribution” refers to any contribution of something of value to a charitable or philanthropic cause, including, but not limited to donations of cash or cash equivalents to registered charities.

VIII.	Money Laundering

It is the policy of the Company to prohibit and actively prevent money laundering and any activity that could conceivably facilitate money laundering, the funding of terrorism, or other criminal activity. Consistent with this policy, the local Company partner shall develop appropriate procedures to help ensure that the Company does not facilitate or engage in any money laundering activities.

IX.	Health, Safety, And Environment

The Company is committed to conducting all business activities in a responsible manner, which helps ensure the health, safety, and security of people, preservation of the environment, quality of our business offerings, security, legal, quality, and regulatory requirements in all our business activities.

X.	Recordkeeping

The Company shall make and maintain records that fairly and accurately reflect the business transactions of the Company.

XI.	Cooperation with Audits And Inspections

The Company, including each Company employee and Third Party, shall cooperate fully with any and all requests made by its shareholders relating to the review and/or inspection of books and records relating to the Company.

XII.	Reported Concerns

The Company encourages reporting of suspected violations of this policy statement, violations of law, and perceived incidents of discrimination or harassment. The Company will not tolerate actions by Company directors, officers or employees (to the extent that employees are hired in the future) or Third Parties to discourage or authorize discouragement of any kind against any individual who reports a perceived incident of discrimination or harassment in relation to the Company.

Retaliation of any kind against any individual who reports any perceived incident of discrimination or harassment, or who cooperates with any investigation relating to such reports in good faith is prohibited. Engaging in any form of retaliation may subject Company personnel to discipline, up to and including termination.

XIII.	Accountability

Failure to comply with the guidelines and requirements set forth in this Policy Statement is a serious matter. Violating applicable laws, regulations, or the policies set forth in this document, or otherwise engaging in illegal, improper, or unethical conduct may result in appropriate remedial action.